Exhibit 10.2


                                                                       Exhibit 1
                                                                       ---------


                  Investment and Strategic Alliance Term Sheet



1.      Issuer/Investor             ABBA as issuer of New ABBA-W Tracking Stock
                                    (as defined below) / ABBA-W as issuer of Warrants (as defined below) / Dylan (which term shall include one or more of Dylan's wholly owned subsidiaries that acquires or holds securities as contemplated hereunder) as investor. After the Spin-off, ABBA-W will be the sole issuer and ABBA will have no further obligations under the agreements, except for ABBA's guarantee of a portion of the technology default obligation set forth in Section 15 of this term sheet, as described in such Section 15, and ABBA's indemnification obligations as described in
                                    Section 19.

2.      Strategic Alliance          ABBA-W and Dylan will create a mobile
                                    multimedia alliance involving the formation by ABBA-W of a mobile multimedia subsidiary
                                    (the "MMS"). Strategic, operating and other details relating to the alliance are set forth in this term sheet.

3.      Securities

        --    Common Equity         Dylan will acquire from ABBA shares of a new
              Equivalents           class of ABBA-W tracking stock (the "New
                                    ABBA-W Tracking Stock") that will be a
                                    series of preferred stock of ABBA. Except as otherwise set forth herein, the New ABBA-W
                                    Tracking Stock will have the same economic terms as the existing ABBA-W tracking stock
                                    (the "Current ABBA-W Tracking Stock"), on a basis such that each share of the New ABBA-W
                                    Tracking Stock will be the economic and
                                    voting equivalent of 500 shares of Current
                                    ABBA-W Tracking Stock.

        --    Warrants              In addition, Dylan will acquire from ABBA-W
                                    warrants to purchase additional shares of New ABBA-W Tracking Stock on the terms set forth in Annex A hereto (together with the warrants to be issued in exchange therefor in connection with the Spin-off, the "WARRANTS"). ABBA will agree to reserve for issuance and deliver to ABBA-W, as required, the shares of New ABBA-W Tracking Stock or Current ABBA-W Tracking Stock issuable upon exercise of the Warrants if exercised prior to the Spin-off.

                                    Unless otherwise expressly stated, all
                                    references to Dylan's ownership or economic or voting interest in ABBA or ABBA-W will be calculated without reference to any unexercised Warrants, but will include any ownership or economic or voting interest in ABBA or ABBA-W acquired or held by any of Dylan's wholly owned subsidiaries that acquires or holds New ABBA-W Tracking Stock, Current ABBA-W Tracking Stock or ABBA-W Common Stock as contemplated hereunder.

        --    Liquidation           The New ABBA-W Tracking Stock will have an
              Preference            involuntary


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                                    liquidation preference per share equal to
                                    $3.65 billion divided by the total number of shares of New ABBA-W Tracking Stock. After receiving payment of such liquidation preference, the holder of the New ABBA-W Tracking Stock would be entitled to additional liquidation payments, if any, on a pro rata basis, equal to the amount receivable by a holder of the number of shares of Current ABBA-W Tracking Stock into which such New ABBA-W Tracking Stock is convertible, less such liquidation preference. The New ABBA-W Tracking Stock will not have any voluntary liquidation preference, and the holder thereof will be entitled to liquidation payments, on a pro rata basis, equal to the amount receivable by a holder of the number of shares of Current ABBA-W Tracking Stock into which such New ABBA-W Tracking Stock is convertible.

        --    Conversion            Prior to the spin-off of ABBA-W in
                                    accordance with the Final Draft Separation
                                    Agreements (as defined below), as amended or revised to the extent not prohibited by this term sheet (the "Spin-off"), each share of the New ABBA-W Tracking Stock will be convertible, at Dylan's election, into 500 shares of Current ABBA-W Tracking Stock, provided that such conversion must be with respect to all (and not less than all) shares of New ABBA-W Tracking Stock held by Dylan. In the event that Dylan has not elected to convert as described in the immediately preceding sentence, then immediately prior to the Spin-off, each share of the New ABBA-W Tracking Stock automatically will convert into 500 shares of Current ABBA-W Tracking Stock and thereafter, in the Spin-off, such Current
                                    ABBA-W Tracking Stock shall be converted into or exchanged for an equal number of shares of ABBA-W Common Stock, assuming a one-for-one exchange rate in the Spin-off.
                                    (In the event the exchange rate in the
                                    Spin-off is other than one-for-one, the
                                    conversion rate applicable to such
                                    conversion or exchange from Current ABBA-W
                                    Tracking Stock into ABBA-W Common Stock will be adjusted appropriately.)

                                    Upon the Spin-off, any then-outstanding
                                    Warrants will be automatically exchanged for Warrants to purchase shares of ABBA-W Common Stock as set forth in Annex A.

        --    Date of Spin-off      ABBA will use its commercially reasonable
                                    efforts to obtain a satisfactory tax ruling with respect to the Spin-off. In the event that ABBA has not spun off ABBA-W by January
                                    1, 2002 (or, at ABBA's election, by March
                                    15, 2002 in the event ABBA has not received a satisfactory tax ruling with respect to the Spin-off by January 1, 2002 but reasonably believes as of such date that it is possible to obtain such a ruling by, or effect the Spin-off without a ruling by, March 15, 2002, and is continuing in good faith to seek such a ruling or to effect the

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                                    Spin-off without a ruling), Dylan will have
                                    the right, at its election, to require ABBA to:


                                    (1)   repurchase from Dylan the New
                                          ABBA-W Tracking Stock and Warrants
                                          initially issued to Dylan hereunder
                                          and in each case still held by Dylan,
                                          at Dylan's original purchase price
                                          plus Dylan's Cost of Carry thereon
                                          (as defined below) to the date of
                                          payment; or

                                    (2)   enable Dylan to sell its shares,
                                          upon conversion of Dylan's shares
                                          of New ABBA-W Tracking Stock
                                          (including shares of New ABBA-W
                                          Tracking Stock issued upon
                                          exercise of Dylan's Warrants) into
                                          shares of Current ABBA-W Tracking
                                          Stock, by registering the sale of
                                          such shares of Current ABBA-W
                                          Tracking Stock through
                                          registrations in accordance with
                                          the registration rights procedures
                                          discussed at Paragraph 20.

                                    For purposes of this term sheet, Dylan's
                                    Cost of Carry shall mean an interest rate per annum that will vary based on the time period from closing to the applicable date of payment in accordance with a schedule to be included in the definitive agreements. Such schedule will set forth interest rates for the following time periods (expressed in days, based on a 360-day year of twelve 30-day months, except for periods of 12 months or less which will be expressed in actual days of 365 based on a 360-day year according to the money market convention), determined by adding the following spreads to the following reference rates in effect on the date of execution of the definitive agreements (such reference rates being determined by the average of each such rate for the five trading days immediately preceding the date of execution, but not including in such five-trading day period either December 22, 2000 or December 29,
                                    2000). As used in the following table,
                                    "LIBOR" means the London Interbank Offered
                                    Rate; "treasuries" means the on the run
                                    United States treasury securities rate for maturities for which there are benchmarks and rates for other maturities will be on an as interpolated basis; and "bp" means basis points.

                                    Days       Reference Rate          Spread
                                    ----       --------------          ------

                                    90         3-month LIBOR           -7 bp
                                    180        6-month LIBOR           -6 bp
                                    360        1-year LIBOR            +10 bp
                                    540        18-month treasuries     +100 bp
                                    720        2-year treasuries       +110 bp
                                    1,080      3-year treasuries       +120 bp
                                    1,440      4-year treasuries       +145 bp
                                    1,800      5-year treasuries       +150 bp

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                                    2,160      6-year treasuries       +160 bp
                                    2,520      7-year treasuries       +165 bp
                                    or more


                                    The interest rate that will apply to any time period between any two points in the foregoing table will be an interpolated rate, which interpolated rate will apply to the entire time period. As an example only: if the rate for 720 days were 6.5% and the rate for 1,080 days were 7.5%, then (i) the rate for 900 days (half way between the two points) would be 7.0% (half way between the two rates); (ii) the rate for 810 days (one quarter of the way between the two points) would be 6.75% (one quarter of the way between the two rates); and (iii) the rate for 990 days (three quarters of the way between the two points) would be 7.25% (three quarters of the way between the two rates). The applicable interest rate will be compounded over the applicable time period based on a semi-annual bond equivalent yield using a 360-day year of twelve 30-day months, except for periods of 12 months or less which will be expressed in actual days of 365 based on a 360-day year according to the money market convention.


                                    For purposes of this term sheet, in any
                                    calculation of Dylan's original purchase price, $3,162.602 shall be attributable to each Warrant to purchase New ABBA-W Tracking Stock and $11,750.00 shall be attributable to each share of New ABBA-W Tracking Stock (with appropriately adjusted allocations for Warrants to purchase Current ABBA-W Tracking Stock or ABBA-W Common Stock, and for shares of Current ABBA-W Tracking Stock and ABBA-W Common Stock, so that, subject to customary anti-dilution adjustments, $6.3252 shall be attributable to each Warrant to purchase one share of Current ABBA-W Tracking Stock or one share of ABBA-W Common Stock and $23.50 shall be attributable to each share of Current ABBA-W Tracking Stock and to each share of ABBA-W Common Stock).


                                    In the case of alternative (1), final
                                    payment will be due by April 15, 2002 if the trigger date is January 1, 2002, or as soon as reasonably practicable but no later than June 15, 2002 if the trigger date is March 15, 2002. In the case of alternative (2), the size and timing of such registered sales will be determined mutually by ABBA and Dylan in their good faith judgment, in consultation with their underwriters and taking into account Dylan's desire to sell its shares as quickly as reasonably practicable and ABBA's desire not to disrupt or depress the market for Current ABBA-W Tracking Stock.


                                    Dylan must exercise the right provided for in alternatives (1) and (2) within 30 days of January 1, 2002 or March 15, 2002,

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                                    whichever is the applicable triggering date.

        --    Limited Redemption    Following the occurrence of a Tax Event (as
                                    defined in the ABBA articles of
                                    incorporation) and prior to the Spin-off, in the event that all of the Current ABBA-W
                                    Tracking Stock is redeemed and the adverse tax consequences with respect to the Current
                                    ABBA-W Tracking Stock giving rise to the Tax
                                    Event also apply (or comparable adverse tax consequences apply) with respect to the New
                                    ABBA-W Tracking Stock, ABBA may redeem all
                                    (but not less than all) the shares of New
                                    ABBA-W Tracking Stock and all of the
                                    Warrants, in each case still owned by Dylan, at Dylan's original purchase price plus
                                    Dylan's Cost of Carry plus 3% per annum
                                    thereon to the date of payment. In the event
                                    ABBA spins off all or substantially all of its wireless business within one year of such redemption, Dylan shall be entitled to reinvest directly in such spun off entity, at the redemption price, in a number of shares and warrants equal to the number of shares and Warrants held by Dylan at the time of redemption (subject to appropriate adjustment to reflect any revised capital structure), and otherwise on terms and conditions as nearly comparable as possible to the terms and conditions of this investment.


                                    In the event ABBA fails to complete the
                                    Spin-off on or prior to April 26, 2002, then
                                    ABBA may thereafter redeem all (but not less than all) the shares of New ABBA-W Tracking Stock and Warrants, in each case still owned by Dylan, so long as (1) ABBA shall have abandoned the Spin-off and shall have no intention at the time of such redemption to sell or otherwise dispose of its wireless business (and shall have delivered an officer's certificate to such effect to Dylan), and (2) all of the Current ABBA-W Tracking Stock shall also be redeemed concurrently. In such event, the redemption price for the New ABBA-W Tracking Stock and Warrants shall be at Dylan's original purchase price plus Dylan's Cost of Carry plus 3% per annum thereon to the date of payment. If ABBA announces the sale of all or substantially all of its wireless business within one year after such redemption and thereafter consummates such sale at a price that would have resulted in greater value being attributable to the New ABBA-W Tracking Stock and Warrants than the redemption price, ABBA shall pay Dylan the excess of such greater value over the redemption price promptly upon the consummation of such sale. In addition, if ABBA spins off all or substantially all of its wireless business within one year of such redemption, Dylan shall be entitled to reinvest directly in such spun off entity, at the redemption price, in a number of shares and warrants equal to the number of shares and Warrants held by Dylan at the time of redemption (subject to appropriate adjustment to reflect any revised capital structure), and otherwise on terms and conditions as nearly comparable as possible to the terms and conditions of this investment.

4.      Number of Shares;           ABBA will issue to Dylan (or will cause
        Warrants; Purchase Price    ABBA-W to issue to Dylan), in exchange for a
                                    total purchase price of $9,811,079,720 in cash: (1) 812,511.778 shares of the New
                                    ABBA-W Tracking Stock, representing a
                                    16.000% economic interest in ABBA-W
                                    calculated on a fully-diluted basis as of the date hereof (using the treasury method) and (2) the Warrants. The total purchase price will be paid in full to ABBA, and ABBA will allocate the proceeds as contemplated by Paragraph 5 below.

5.      Use of Proceeds             $6,159,464,289 of the proceeds from the
                                    investment will be contributed to ABBA-W simultaneously with the closing and
                                    $3,651,615,431 of the proceeds from the
                                    investment will be retained by ABBA. In
                                    accordance with the determination of the ABBA board of directors pursuant to the ABBA articles of incorporation, upon such application of the proceeds, the numerator of the Wireless Group Allocation Fraction
                                    (as defined in the ABBA articles of
                                    incorporation) shall be increased by the total number of shares of Current ABBA-W
                                    Tracking Stock into which the New ABBA-W
                                    Tracking Stock is convertible and the
                                    denominator of the Wireless Group Allocation
                                    Fraction shall be increased by 228,128,307
                                    (representing the total number of shares of Current ABBA-W Tracking Stock into which the
                                    New ABBA-W Tracking Stock deemed issued for the account of the Wireless Group is convertible). In the event any Warrants are exercised to purchase New ABBA-W Tracking
                                    Stock, the numerator and the denominator of the Wireless Group Allocation Fraction will be increased by the number of shares of Current ABBA-W Tracking Stock into which the
                                    New ABBA-W Tracking Stock issued upon
                                    exercise of the Warrants is convertible. No further adjustment of the numerator or the denominator of the Wireless Group Allocation
                                    Fraction shall be made upon any conversion of New ABBA-W Tracking Stock into Current
                                    ABBA-W Tracking Stock. For purposes of any calculation under the ABBA articles of incorporation that uses the Wireless Group
                                    Allocation Fraction, (1) all outstanding shares of New ABBA-W Tracking Stock will be treated as if they had fully converted into Current ABBA-W Tracking Stock, (2) any payments or exchange rights of the holder of New ABBA-W Tracking Stock will be deemed payments or exchange rights in respect of the underlying Current ABBA-W Tracking
                                    Stock, and (3) any payments or exchange
                                    rights of the holders of shares of Current
                                    ABBA-W Tracking Stock actually outstanding as of any calculation date shall be based on the foregoing adjusted Wireless Allocation
                                    Fraction further adjusted to subtract from the numerator thereof the number of shares of Current ABBA-W Tracking Stock issuable upon conversion of the then outstanding New ABBA-W Tracking Stock. For the avoidance of doubt, the intent of the foregoing is (a) to treat 456,256.614 shares of New ABBA-W Tracking Stock (and the
                                    228,128,307 shares of Current ABBA-W
                                    Tracking issuable upon conversion thereof) as having been issued for the account of ABBA-W as primary shares, and (b) to treat
                                    356,255.164 shares of New ABBA-W Tracking
                                    Stock (and the 178,127,582 shares of Current
                                    ABBA-W Tracking Stock issuable upon
                                    conversion thereof) as having been issued for the account of ABBA as secondary shares.

6.      Voting Rights               With respect to all matters submitted to a
                                    vote of the ABBA shareholders, each share of New ABBA-W Tracking Stock will be entitled to that number of votes equal to the number of votes to which the Current ABBA-W
                                    Tracking Stock into which such share of New
                                    ABBA-W Tracking Stock is then convertible is entitled. Dylan will have no voting rights in respect of unexercised Warrants.

7.      Investor Veto Rights

        --    Pre-Spin-off          Prior to the consummation of the Spin-off,
                                    ABBA will not, and will not permit its
                                    subsidiaries to, take any of the following actions without the prior written consent of
                                    Dylan:

                                    -     a sale of all or substantially all the
                                          assets of ABBA-W and its subsidiaries
                                          taken as a whole;

                                    -     a merger, consolidation or similar
                                          business combination involving all or
                                          substantially all of the business of
                                          ABBA-W, other than any such trans-
                                          action in which the holders of the
                                          economic interests in ABBA-W as of
                                          immediately prior to the consummation
                                          of the first of such transactions
                                          continue to hold, directly or
                                          indirectly, at least two-thirds of
                                          such economic interests following each
                                          of such transactions;

                                    -     the acquisition (including by merger
                                          or other similar transaction) of any
                                          business or assets by ABBA-W or by
                                          ABBA on behalf of or which are to be
                                          contributed to ABBA-W, provided that
                                          ABBA or ABBA-W may make such
                                          acquisitions to the extent that the
                                          consideration paid by ABBA or ABBA-W
                                          with respect to all such acquisitions
                                          does not exceed $17 billion (other
                                          than acquisitions of spectrum, which
                                          may be made without regard to and
                                          without counting against such dollar
                                          limitation);

                                    -     any further issuance of economic
                                          interests in or rights to ABBA-W
                                          (including the issuance of additional
                                          shares of New or Current ABBA-W
                                          Tracking Stock), except:  (i) for
                                          issuances of economic interests in
                                          ABBA-W that do not, in the aggregate,
                                          exceed 15% of the market
                                          capitalization of ABBA-W as of the
                                          date of this term sheet; (ii) with
                                          respect to the issuance to officers,
                                          employees or directors of Current
                                          ABBA-W Tracking Stock or options to
                                          acquire shares of Current ABBA-W
                                          Tracking Stock (or options exercisable
                                          after the Spin-off to acquire ABBA-W
                                          Common Stock) in the ordinary course
                                          of business consistent with past
                                          practice or in connection with the
                                          Spin-off; (iii) issuances of Current
                                          ABBA-W Tracking Stock upon exercise of
                                          such options; (iv) issuances of
                                          Current ABBA-W Tracking Stock in
                                          connection with acquisitions or merger
                                          transactions not prohibited by the two
                                          immediately preceding bullet points;
                                          (v) issuances of New ABBA-W Tracking
                                          Stock upon exercise of the Warrants or
                                          of Current ABBA-W Tracking Stock upon
                                          conversion of shares of New ABBA-W
                                          Tracking Stock; and (vi) the issuance
                                          of shares of Current ABBA-W Tracking
                                          Stock that reflects the disposition of
                                          any portion of ABBA's retained
                                          interest, including without limitation
                                          in the publicly announced proposed
                                          exchange offer to be effected in
                                          connection with the Spin-off (provided
                                          that in any such disposition to a
                                          party unaffiliated with ABBA that
                                          is not in connection with the Spin-off
                                          or exchange offer, no person or group
                                          of related persons may acquire any
                                          governance or board participation
                                          rights in excess of the normal rights
                                          of ownership of Current ABBA-W
                                          Tracking stock); provided that the
                                          aggregate issuances permitted in
                                          clauses (i) through (iv) of this
                                          bullet point shall not result in the
                                          holders of the economic interests in
                                          ABBA-W immediately after giving effect
                                          to this investment ceasing to hold at
                                          least two-thirds of such economic
                                          interests following such issuances.

                                    -     the payment of any cash dividends to
                                          holders of the Current ABBA-W Tracking
                                          Stock, any repurchase of Current
                                          ABBA-W Tracking Stock (other than
                                          repurchases (1) to offset option
                                          exercises by directors, officers and
                                          employees, (2) repurchases which are
                                          not material in amount in connection
                                          with employee settlements or similar
                                          matters, and (3) other repurchases not
                                          in excess of $5 million in the
                                          aggregate) or any repurchase of ABBA's
                                          retained

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                                          common interest (it being understood
                                          that the allocation of a portion of
                                          the proceeds of this investment to
                                          ABBA and the resulting adjustment of
                                          the Wireless Group Allocation Fraction
                                          to reduce ABBA's retained common
                                          interest shall not give rise to a veto
                                          right under this provision);

                                    -     any (i) amendment to the articles of
                                          incorporation or by-laws of ABBA to
                                          the extent such amendments would have
                                          an adverse effect on the rights of the
                                          holders of the New ABBA-W Tracking
                                          Stock (it being understood that the
                                          proposed amendment to the articles of
                                          incorporation of ABBA to reduce the
                                          required vote for a merger or for
                                          a sale or other disposition of
                                          substantially all the assets does not
                                          violate this provision), (ii) changes
                                          to the Final Draft Separation
                                          Agreements (as defined below) that
                                          would, in the aggregate, have a
                                          material adverse effect on ABBA-W, or
                                          (iii) material new agreements between
                                          ABBA or its subsidiaries (other than
                                          ABBA-W and its subsidiaries), on the
                                          one hand, and ABBA-W or its
                                          subsidiaries, on the other hand,
                                          other than those that are on arm's-
                                          length terms comparable to those which
                                          ABBA-W would enter into with an
                                          unaffiliated third party.

        --    No Right to Veto      Notwithstanding the foregoing, Dylan will
              Spin-off or           not have any right to veto the Spin-off, any
              Redemption            redemption of the New ABBA-W Tracking
                                    Stock that is permitted by Paragraph 3, or any redemption of the Current ABBA-W
                                    Tracking Stock.

        --    Loss of Pre-Spin-off  Dylan will cease to be entitled to the
              Rights foregoing veto rights if Dylan's economic interest in ABBA-W falls below 10% and remains below 10% for a period of 60 days, provided that, so long as Dylan retains at least 10/16 of the number of shares acquired at the closing of this investment (measured on an as-converted-to-Current ABBA-W Tracking Stock or, after the Spin-off, ABBA-W Common Stock, -basis, the "Original Investment"), Dylan will only cease to be entitled to the foregoing veto rights if Dylan's economic interest in ABBA-W falls below 8% and remains below 8% for a period of 60 days. For purposes of the foregoing and any other calculation in this term sheet of Dylan's economic interest in ABBA-W, Dylan's ownership of ABBA-W Common Stock, or the portion of the Original Investment retained by Dylan, shares held by Dylan's wholly owned subsidiaries (so long as they remain wholly owned subsidiaries) will be deemed to be shares held by Dylan.

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        --    Post-Spin-off         Following the Spin-off, ABBA-W will not take
                                    any of the following actions, without
                                    Dylan's prior written consent: (i) change the scope of its business such that its current businesses (including those businesses that are part of ABBA-W's current business plan and including any natural evolution of such current businesses) taken as a whole no longer constitute ABBA-W's primary business, or (ii) enter into a strategic alliance with another wireless operator that would result in such wireless operator owning more than 15% but less than 50% of the economic interest in ABBA-W (it being understood that a merger with a third party that results in a wireless operator owning more than 15% but less than 50% of the resulting entity by reason of such wireless operator's prior shareholdings in such third party shall not be deemed to violate this clause (ii) unless such merger is undertaken solely to effect such a strategic alliance with such wireless operator). Dylan will cease to be entitled to the foregoing veto rights if Dylan's ownership of ABBA-W Common Stock falls below 10% and remains below 10% for a period of 60 days, provided that, so long as Dylan retains at least 10/16 of its Original Investment in ABBA-W, Dylan will only cease to be entitled to the foregoing veto rights if Dylan's ownership of ABBA-W common stock falls below 8% and remains below 8% for a period of 60 days.

8.      [Reserved]

9.      ABBA and ABBA-W Board
        Representation and Other
        Board Matters

        --    General               Up until the Spin-off, Dylan will receive
                                    one seat on the ABBA board of directors.
                                    Following the Spin-off, Dylan will cause such representative to resign from the ABBA board. Following the Spin-off, Dylan will receive a number of seats on the ABBA-W board of directors proportionate to Dylan's economic interest in ABBA-W (rounded up to the nearest whole number in the case of a fraction of .5 or greater and rounded down to the nearest whole number in the case of a fraction less than .5), without reference to any economic interest acquired after the closing date of this investment other than by the exercise of preemptive rights hereunder or by exercise of the Warrants.
                                    Other than as described below under "Loss of Board Rights", in no event will the number of Dylan's board designees fall below one.
                                    ABBA agrees to cause the board of directors of ABBA-W as of immediately prior to the consummation of the Spin-off to be classified into three classes. ABBA agrees to cause Dylan's nominees to be staggered among such classes, provided that in the event there are less than three Dylan nominees ABBA agrees to cause

                                    Dylan's nominees (in the event there are two) to be appointed to the classes the terms of which will expire at the second and third annual meeting of shareholders following the Spin-off and to cause Dylan's nominee (in the event there is one) to be appointed to the class the term of which will expire at the third annual meeting of shareholders following the Spin-off. Dylan's nominees to the ABBA or ABBA-W board of directors will be senior officers of Dylan who will be reasonably acceptable to ABBA, prior to the Spin-off, and to ABBA-W, following the Spin-off.


                                    Prior to the Spin-off, as long as Dylan has the right to a nominee on the ABBA board, then one of its nominees will be a member of ABBA's ABBA-W Capital Stock Committee.

        --    Loss of Board Rights  Dylan will cease to be entitled to the foregoing board rights if Dylan's ownership of ABBA-W Common Stock falls below 10% and remains below 10% for a period of 60 days, provided that, so long as Dylan retains at least 10/16 of its Original Investment in ABBA-W, Dylan will only cease to be entitled to the foregoing veto rights if Dylan's ownership of ABBA-W Common Stock falls below
                                    8% and remains below 8% for a period of 60 days. Dylan will cause any excess nominees to resign at any time that it has more nominees on the board of ABBA-W than it is entitled to hereunder. Dylan will cause such resignation to occur within 60 days, in the case of a reduction in the number of nominees to which it is entitled, or within 10 business days in the case of a loss of its right to nominate any board nominees. In the case of a loss of the right to nominate any board nominees, no Dylan nominee will vote or exercise any other rights or powers of office during the period pending resignation.

10.     Senior Leadership Team      During the period prior to the Spin-off,
        and Alliance Advisory       Dylan will be entitled to select one senior
        Committee                   executive of Dylan reasonably acceptable
                                    to ABBA-W to be a member of ABBA-W's Senior
                                    Leadership Team and to participate in its meetings, which will be scheduled regularly and no less frequently than monthly.
                                    ABBA-W's Senior Leadership Team is the
                                    current body (other than the ABBA board of directors and its committees) in which principal decisions with respect to ABBA-W are discussed by the principal decision-makers of ABBA-W. The members of the Senior Leadership Team as of the date hereof are set forth in Annex B hereto.
                                    ABBA-W will give Dylan's designee at least three business days' notice of meetings of its Senior Leadership Team, to the extent practicable, and in any event will use its reasonable efforts to provide such individual at least as much notice of meetings as is given to the other members of the Senior Leadership Team. Dylan's designee may participate in such meetings by telephone and, if requested, will be given a briefing with respect to any meeting that such individual is unable to attend. The senior executive designated by Dylan will also be a member of any similar ABBA-W body that may be formed to address matters of similar importance to the matters currently considered by ABBA-W's
                                    Senior Leadership Team.


                                    Immediately upon closing, ABBA-W and Dylan will establish a management advisory committee to assist and advise the MMS CEO, as contemplated by paragraph 26A below. Dylan will have significant (but not majority) representation on the committee.

11.     Management Positions

        --    ABBA-W                Both before and after the Spin-off, Dylan
                                    will have the right to appoint at least two and no more than five of its employees as employees of ABBA-W with such titles as "Manager-Finance" and/or "Director of
                                    Technology" (and such other titles as may be agreed with ABBA-W) of ABBA-W and such employees will have powers, obligations and responsibilities consistent with such titles. Such employees will report directly to the Chief Financial Officer, Chief
                                    Technology Officer or, with respect to other titles, to other appropriate officers.
                                    Dylan's nominees for such appointments, and the continued employment by ABBA-W of such individuals, will be subject to the reasonable approval of ABBA-W.

        --    MMS                   Dylan and ABBA-W will appoint a mutually
                                    satisfactory MMS CEO, and Dylan will have a right to appoint the CTO of the MMS subject to approval by ABBA-W, in each case on the terms set forth in paragraph 26B below.

        --    Loss of Management    Dylan will cease to be entitled to these
              Rights                rights if Dylan's economic interest in
                                    ABBA-W falls below 10% or, after the
                                    Spin-off, Dylan holds less than 10% of the outstanding ABBA-W Common Stock, and in each case remains below 10% for a period of 60 days, provided that, so long as Dylan retains at least 10/16 of its Original
                                    Investment in ABBA-W, Dylan will only cease to be entitled to the foregoing rights if Dylan's economic interest in ABBA-W falls below 8% or, after the Spin-off, Dylan holds less than 8% of the outstanding ABBA-W
                                    Common Stock, and in each case remains below
                                    8% for a period of 60 days. Dylan will cause the resignation of such representatives and managers to occur within 10 business days following the loss of the foregoing rights, and no Dylan appointee will vote or exercise any other rights or powers of office during this period.

12.     Anti-Dilution Provisions    The New ABBA-W Tracking Stock will have the
                                    benefit of standard anti-dilution
                                    protections, as with the Current ABBA-W
                                    Tracking Stock. These protections will apply in the event of, among other things, recapitalizations, reorganizations, stock splits, stock dividends, and similar transactions with respect to ABBA and its capital stock.

13.     Preemptive Rights

        --    General               Dylan will be entitled to participate, at
                                    Dylan's option, in any new equity issuance by ABBA or ABBA-W to maintain its interest in ABBA-W calculated on a fully diluted basis, not to exceed 16% (exclusive of any shares issued upon exercise of the Warrants). This preemptive right will be subject to the following: (i) if Dylan did not, prior to the issuance of equity giving rise to the preemptive right, hold less than 12% of the economic interest (prior to the Spin-off) or the common stock (following the Spin-off) of ABBA-W, the number of shares necessary to maintain up to a 16% interest in ABBA-W (exclusive of any shares issued upon exercise of the Warrants) calculated on a fully diluted basis and (ii) if, prior to the issuance of equity giving rise to the preemptive right, Dylan held less than 12% of the economic interest (prior to the Spin-off) or the common stock (after the Spin-off) of ABBA-W, the number of shares necessary to maintain the percentage interest that Dylan held immediately prior to such equity issuance. The purchase price for such shares shall equal the issuance price for the issuance giving rise to such preemptive right, provided that, in the case of a preemptive right resulting from options or other securities granted to officers, directors or employees, the purchase price shall be based on the average closing price for the shares of Current ABBA-W Tracking
                                    Stock or ABBA-W Common Stock, as the case may be, for the 30 trading day period immediately preceding the relevant semi-annual stock option issuance date, and provided, further that, in the case of the exercise of a preemptive right under clause
                                    (i) for shares in excess of the number of shares necessary to maintain its then current interest, the purchase price for the excess shares shall be the greater of (x) the issuance price for the issuance giving rise to such exercise of preemptive right and (y) the issuance price for the issuance that previously diluted Dylan's interest and with respect to which the excess shares are being purchased to make up such previous dilution. Appropriate valuation mechanisms will be required with respect to sales of equity in connection with acquisitions by ABBA or ABBA-W of assets or businesses to determine the deemed issuance price of such issuances. In addition, appropriate procedures will be necessary to ensure that exercise of preemptive rights does not materially interfere with or delay public sales of equity by ABBA or ABBA-W and to preserve Dylan's ability to account for the investment contemplated hereby under the equity method of accounting. Preemptive rights will not be triggered by issuances of securities upon exchange or conversion of previously outstanding securities (including without limitation issuances in connection with any rights plan) or by pro rata distributions to shareholders (including without limitation stock dividends and stock splits), except that this sentence will not prevent Dylan from exercising its preemptive rights hereunder upon the conversion of convertible securities that become outstanding after the closing date of this investment and that, because of the nature of the security, the number of shares of common stock into which such security is convertible was not calculable and therefore Dylan could not exercise its preemptive rights with respect thereto.

                                    Notwithstanding the foregoing, Dylan will not be entitled to exercise preemptive rights if and to the extent that the exercise of such preemptive rights would, taking into account all relevant facts in existence at the time of the issuance to Dylan, create a substantial risk that such issuance would cause the distribution to be taxable to ABBA under Code Section 355(e).

        --    Loss of Preemptive    Dylan will cease to be entitled to these
              Rights                rights if, prior to the Spin-off, Dylan's
                                    economic interest in ABBA-W falls below 10% or, after the Spin-off, Dylan holds less than 10% of the outstanding ABBA-W Common
                                    Stock and in each case remains below 10% for a period of 60 days, provided that, so long as Dylan retains at least 10/16 of its Original Investment in ABBA-W, Dylan will only cease to be entitled to these rights if Dylan's economic interest in ABBA-W falls below 8% or, after the Spin-off, Dylan holds less than 8% of the outstanding ABBA-W
                                    Common Stock, and in each case remains below
                                    8% for a period of 60 days.

14.     Technology Commitment       ABBA-W will have launched service based on
                                    W-CDMA technology in 13 of the top 50
                                    wireless markets (BTAs) in the United States by June 2004. Failure to achieve this target will be excused (1) if Dylan at any time ceases to actively support and promote
                                    W-CDMA technology as the primary standard for its 3G wireless services or if Dylan is no longer actively supporting and promoting
                                    3G wireless services, (2) if the failure is due to factors beyond ABBA-W's reasonable power to affect or control, including, without limitation, delay in availability or unavailability of equipment, software, spectrum, cell sites or other items needed for the construction and operation of the W-CDMA service, provided that ABBA-W shall have used commercially reasonable efforts to take reasonable steps to acquire such equipment, software, spectrum, cell sites or other items so needed, (3) if ABBA-W is unable to obtain regulatory approvals, licenses and permits necessary for the launch of services based on W-CDMA technology on a timely basis and without the imposition of burdensome conditions or restrictions, provided that
                                    ABBA-W shall have used commercially
                                    reasonable efforts to take reasonable steps to obtain such approvals, licenses and permits, or (4) if the ABBA board of directors or the ABBA-W board of directors, as the case may be, determines in good faith that ABBA-W's business plan for constructing such a system has deteriorated significantly due to regulatory or legal changes, intellectual property disputes, health, safety or other similar issues, or acts of God or other natural events. ABBA-W will not abandon W-CDMA technology without the approval of the Board of Directors of ABBA or ABBA-W, as the case may be.

                                    "W-CDMA" means the CDMA based radio access technology defined and specified in the Third Generation Partnership Project ("3GPP") for IMT-2000 systems, specifications of which may be modified from time to time by 3GPP.

15.     Technology Default
        Obligation

        --    Trigger               Dylan will have a right to require ABBA (if
                                    prior to the Spin-off) to repurchase the shares of New ABBA-W Tracking Stock and
                                    Warrants originally issued to Dylan and in each case still held by Dylan, or to require
                                    ABBA-W (if after the Spin-off) to repurchase the shares of ABBA-W Common Stock issued in exchange for such shares of New ABBA-W
                                    Tracking Stock and the new Warrants issued in exchange for the Warrants, in each case that are still held by Dylan, upon (1) the Board of Directors of ABBA or ABBA-W, as the case may be, requiring or approving a change in ABBA-W's 3G technology (other than migration to successor technologies and other than for one or more of the reasons set forth in clauses (1) through (4) of paragraph 14) prior to June 2004, or (2) if ABBA-W fails to meet the technology commitment set forth in paragraph 14 above;
                                    provided that this right will terminate, and Dylan will not be entitled to require such repurchase, if Dylan at any time ceases to actively support and promote W-CDMA technology as the primary standard for its 3G wireless services or if Dylan is no longer actively supporting and promoting 3G wireless services.

                                    Such repurchase right will be exercisable only if notice of exercise is given within 30 days of written notice to Dylan of such board action (in the case of clause (1) in the previous paragraph), which notice to Dylan will be given promptly following any such board action, or of June 1, 2004 (in the case of clause (2) in the previous paragraph). In addition, such repurchase right is Dylan's sole remedy in the event that the technology commitment set forth in paragraph 14 is not met.

                                    Upon exercise of the repurchase right under this Section 15, Dylan shall cease to be entitled to any veto, board representation, management representation or other governance or management rights that it may have hereunder, and Dylan will cause the resignation of any of its appointees, nominees or representatives and managers to occur within 5 business days following the exercise of such rights, and no Dylan appointee will vote or exercise any other rights or powers of office during this period; provided, however, that until payment of the repurchase price, and so long as Dylan would otherwise be entitled to board representation hereunder, Dylan shall be entitled to designate one individual to serve on the ABBA board or the ABBA-W board, as the case may be, reasonably acceptable to ABBA or ABBA-W, for the purpose of monitoring ABBA's or ABBA-W's compliance with the repurchase obligations, which individual shall be unaffiliated with Dylan and shall agree not to provide Dylan or its affiliates with any confidential information of ABBA or ABBA-W other than information directly related to ABBA's or ABBA-W's compliance with the repurchase obligations.

        --    Repurchase Price      The repurchase price will be Dylan's
                                    original purchase price plus Dylan's Cost of Carry thereon to the date of payment. Final payment will be due within 4 months from the exercise date.

                                    In lieu of paying all or part of the
                                    repurchase price, ABBA or ABBA-W, as the case may be, will have the right to cause Dylan to sell all or part of such shares into the market (upon registrations in accordance with the registration rights procedures discussed at Paragraph 20), subject to ABBA-W paying Dylan the difference if the proceeds received by Dylan (net of underwriting commissions and discounts) are less than the repurchase price. The size and timing of such registered sales will be determined mutually by ABBA or ABBA-W, as the case may be, and Dylan in their good faith judgment, in consultation with their underwriters and taking into account Dylan's desire to sell its shares as quickly as reasonably practicable and ABBA's or ABBA-W's desire not to disrupt or depress the market for Current ABBA-W Tracking Stock or ABBA-W Common Stock. Such sales will be completed as promptly as reasonably practicable, but if such sales are not completed within 10 months of the exercise date, ABBA or ABBA-W, as the case may be, will promptly (but in any event within 10 days) pay to Dylan the repurchase price with respect to the portion of such shares not sold into the market.

        --    Limited ABBA          ABBA will guarantee ABBA-W's obligations
              Guaranty              pursuant to this paragraph 15 up to a
                                    maximum of $3.65 billion plus Dylan's Cost of Carry thereon to the date of payment;
                                    provided that ABBA will not be obligated to make any payment under such guarantee unless
                                    ABBA-W fails to make a payment that it is obligated to make pursuant to this paragraph
                                    15; provided, further, that in the event there is a dispute as to ABBA-W's obligation to make all or any portion of any payment pursuant to this paragraph 15, ABBA will not be obligated to make such payment under such guaranty until such dispute is resolved in favor of Dylan by a final and nonappealable order and ABBA-W thereafter fails to make such payment; and provided, further, that in any event Dylan shall have used commercially reasonable efforts to collect payment from ABBA-W. In the event ABBA makes any payment to Dylan pursuant to this guarantee, ABBA-W shall be obligated to reimburse and indemnify ABBA for such payment (including any costs incurred by ABBA), provided that such reimbursement and indemnity obligation shall be subordinated to ABBA-W's obligations to Dylan pursuant to this paragraph 15.

16.     Joint Research Effort       ABBA, ABBA-W and Dylan will discuss in good
                                    faith joint research efforts within twelve months of the closing date or such other date as the parties mutually agree.

17.     Public Announcements        The initial press releases announcing the
                                    investment and the other transactions
                                    contemplated hereby shall be jointly
                                    coordinated and agreed. Thereafter, for so long as the agreements contemplated by this term sheet are in effect (or, if earlier, until the 15th day following the closing date), Dylan and ABBA, if prior to the
                                    Spin-off, and Dylan and ABBA-W, if after the consummation of the Spin-off, agree to consult with each other before issuing any press release or making any public statement with respect to the agreements and transactions contemplated by this term sheet and, subject to the immediately following sentence, will not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed.
                                    Notwithstanding the foregoing, any such
                                    press release or public statement as may be required by applicable law or any listing agreement with any applicable securities exchange may be issued without such consent, if the party making such release or statement has used its reasonable efforts to consult with the other party.

18.     Documentation               Initial drafting responsibilities to be
                                    divided evenly between Sullivan & Cromwell and Wachtell, Lipton, Rosen & Katz, as follows:

                                    Preferred Stock Certificate:   S&C
                                    Purchase Agreement:            S&C
                                    Warrants:                      WLR&K
                                    Investor Agreement:            WLR&K

                                    ABBA has provided Dylan with drafts of the agreements (and/or term sheets with respect to such agreements) to be entered into between ABBA and/or its affiliates (other than ABBA-W or any of its subsidiaries), on the one hand, and ABBA-W or any of its subsidiaries, on the other hand, in connection with the Spin-off. (For the avoidance of doubt, a complete set of such delivered drafts, designated as such, have been compiled and provided to Dylan together with this term sheet. Annex C hereto provides an index of such delivered drafts.) These drafts reflect substantially negotiated forms of such agreements or arrangements (or term sheets that are intended to be reflected in full agreements) with respect to the Spin-off (such delivered drafts, the "Final Draft Separation Agreements").

19.     Agreements                  The terms set forth in this term sheet will
                                    be incorporated into definitive agreements that will contain representations and warranties as set forth in Annex D hereto, and other terms and provisions customary for a public company investment of this size and nature (consistent with the terms set forth in this term sheet). The representations and warranties will survive until 30 days following completion of the first year-end audit of ABBA-W completed after the date of the Spin-off or, if earlier, 30 days following completion of the second year-end audit of the Wireless Group completed after the date of closing this investment; except that ABBA's representations as to the valid issuance of the shares of New ABBA-W
                                    Tracking Stock and Current ABBA-W Tracking
                                    Stock, if any, issued to Dylan, and ABBA-W's representations as to the valid issuance of the Warrants and the ABBA-W Common Stock issued to Dylan shall expire only when the applicable statute of limitations runs.
                                    Subject to the limitations set forth below, ABBA will indemnify Dylan for losses arising from breach of the representations and warranties set forth in Annex D contained in
                                    Section 2.1(a)(i), Section 2.1(b) insofar as it relates to ABBA's articles of incorporation and bylaws, Section 2.1(c) insofar as it relates to ABBA, the first sentence of Section 2.1(d), Section 2.1(f) insofar as it relates to the New ABBA-W
                                    Tracking Stock or the Current ABBA-W
                                    Tracking Stock, Section 2.1(p) insofar as it relates to ABBA, and Section 2.1(q)(2).
                                    ABBA-W will indemnify Dylan for losses
                                    arising from breach of any other
                                    representations and warranties contained in
                                    Section 2.1 of Annex D. Dylan will indemnify
                                    ABBA and ABBA-W for losses arising from
                                    breach of the
                                    representations and warranties set forth in
                                    Section 2.2 of Annex D. For purposes of such indemnification (but not for purposes of the closing conditions), the representations and warranties will be considered without regard to the materiality qualifiers contained therein, but no representation or warranty shall be deemed breached to the extent resulting from the impact of (i) changes in laws of general applicability or interpretations thereof by Governmental
                                    Entities, (ii) changes in generally
                                    applicable provisions of GAAP or (iii)
                                    changes in general economic conditions
                                    affecting companies in the wireless
                                    telecommunications industry generally. The indemnification will be limited to claims arising during the survival period and will be subject to a deductible basket of $200 million and a cap of $5 billion, provided that ABBA's cap shall be $3.65 billion, and provided, further, that there will be no cap on ABBA's representations as to the valid issuance of the shares of New ABBA-W
                                    Tracking Stock and Current ABBA-W Tracking
                                    Stock, if any, issued to Dylan, and there will be no cap on ABBA-W's representations as to the valid issuance of the Warrants and the ABBA-W Common Stock issued to Dylan. In addition, ABBA will guarantee ABBA-W's indemnity obligations pursuant to this paragraph 19; provided that any payments by ABBA on such guarantee will be applied against ABBA's indemnity cap; provided, further, that ABBA will not be obligated to make any payment under such guarantee unless
                                    ABBA-W fails to make an indemnity payment that it is obligated to make pursuant to this paragraph 19; provided, further, that in the event there is a dispute as to ABBA-W's obligation to make all or any portion of any indemnity payment pursuant to this paragraph 19, ABBA will not be obligated to make such payment under such guarantee until such dispute is resolved in favor of Dylan by a final and nonappealable order and ABBA-W thereafter fails to make such payment; and provided, further, that in any event Dylan shall have used commercially reasonable efforts to collect payment from ABBA-W. In the event ABBA makes any payment to Dylan pursuant to this guarantee, ABBA-W shall be obligated to reimburse and indemnify ABBA for such payment (including any costs incurred by ABBA), provided that such reimbursement and indemnity obligation shall be subordinated to ABBA-W's indemnity obligations to Dylan pursuant to this paragraph 19.

                                    Consummation of the transactions
                                    contemplated by the definitive agreements will be subject to the conditions set forth in the Letter Agreement to which this term sheet is attached. The definitive agreements will be governed by New York law. Any disputes arising under the definitive agreements will be resolved by arbitration, using a panel of three arbitrators, conducted in New York, New York, in accordance with the rules of the American Arbitration Association or any successor thereof. Within 30 days of receipt of any award (which shall not be binding if an appeal is taken) any party may notify the AAA of an intention to appeal to a second three-arbitrator tribunal. At least two of the three appellate arbitrators shall be former judges in state or federal courts. The appeal tribunal shall be entitled to adopt the initial award as its own, modify the initial award or substitute its own award for the initial award. The appeal tribunal shall not modify or replace the initial award except for errors of law or because of clear and convincing factual errors. The award of the appeal tribunal shall be final and binding, and judgment may be entered by a court having jurisdiction thereof. The review by the appeal tribunal will be completed and its order issued within 30 days of the final submission of the parties to the panel.

                                    In addition, the following covenants shall be in effect from the date of this term sheet through the closing of the investment contemplated by this term sheet:

                                    (1)   Subject to applicable law,
                                          attorney/client privilege and
                                          existing confidentiality
                                          obligations, ABBA shall, and shall
                                          cause its subsidiaries to, afford
                                          to Dylan and its officers,
                                          employees, counsel, accountants
                                          and other representatives
                                          reasonable access during normal
                                          business hours upon reasonable
                                          notice to all books, records,
                                          properties, personnel and such
                                          other information as Dylan may
                                          request in each case related to
                                          the Wireless Group (as defined in
                                          ABBA's articles of incorporation
                                          as of the date of this term
                                          sheet). All non-public information
                                          obtained by Dylan and its
                                          representatives shall be
                                          maintained in confidence and used
                                          only for the purposes related to
                                          the transactions and activities
                                          contemplated by this term sheet;

                                    (2)   Without Dylan's prior written
                                          consent, ABBA shall not take, and
                                          shall not permit any of its
                                          subsidiaries to take, any action
                                          that would be subject to Dylan's
                                          pre-Spin-off veto rights set forth
                                          in Section 7 above if such action
                                          were to be taken after the closing
                                          of the investment contemplated by
                                          this term sheet;

                                    (3)   ABBA shall, and shall cause its
                                          subsidiaries to, carry on the
                                          business of the Wireless Group in
                                          the ordinary course of business,
                                          and use commercially reasonable
                                          efforts to (A) preserve intact its
                                          present business organization, (B)
                                          keep available the services of its
                                          present officers and employees,
                                          and (C) preserve intact its
                                          relationships with customers,
                                          suppliers and others having
                                          business dealings with it (it
                                          being
                                          understood that this covenant will
                                          not prohibit ABBA or ABBA-W from
                                          taking any action permitted under the
                                          foregoing paragraph (2)); and

                                    (4)   ABBA shall not issue any equity
                                          securities to which Dylan's
                                          peemptive rights would apply if
                                          such equity securities were to be
                                          issued after the closing of the
                                          investment contemplated by this
                                          term sheet, except for shares of
                                          Current ABBA-W Tracking Stock
                                          issuable upon exercise of options
                                          outstanding as of the date hereof
                                          or issued pursuant to ABBA's stock
                                          option plans after the date of
                                          this term sheet in the ordinary
                                          course of business; provided that,
                                          ABBA may issue such equity
                                          securities following consultation
                                          with Dylan (but without the
                                          requirement of Dylan's consent) so
                                          long as such equity securities
                                          issued in the aggregate do not
                                          exceed 15% of the total economic
                                          interests in the Wireless Group;
                                          and provided, further, that, after
                                          the closing of the investment
                                          contemplated by this term sheet,
                                          Dylan shall have the preemptive
                                          right to acquire shares in respect
                                          of such issuance in accordance
                                          with Section 13. Such right shall
                                          be exercisable during the 30 day
                                          period beginning on the closing of
                                          the investment contemplated by
                                          this term sheet, and the price
                                          Dylan would pay to acquire shares
                                          upon the exercise of such
                                          preemptive right will be the price
                                          that would have applied pursuant
                                          to Section 13 of the term sheet
                                          had Dylan exercised such
                                          preemptive right at the time of
                                          the issuance giving rise to the
                                          preemptive right. For the
                                          avoidance of doubt, the parties
                                          agree that any issuance of Current
                                          ABBA-W Tracking Stock that
                                          reflects a disposition of all or
                                          part of ABBA's retained interest
                                          (I.E., that does not result in any
                                          adjustment to the denominator of
                                          the Wireless Allocation Fraction)
                                          shall not be an issuance of equity
                                          securities covered by this clause
                                          (4).

20.     Registration Rights

        --    General               ABBA will agree to customary registration
                                    rights with respect to any shares of Current
                                    ABBA-W Tracking Stock issued upon conversion of Dylan's New ABBA-W Tracking Stock, including piggy-back and no more than six demand registration rights (with each such demand involving securities worth not less than $500 million), and ABBA-W will agree to such registration rights with respect to Dylan's shares of ABBA-W Common Stock following the Spin-off. Dylan and ABBA and ABBA-W will also agree to customary commitments in connection with such registration rights (including customary blackout rights of no more than ninety days in any one-year period). Dylan may not exercise more than one demand in any 7
                                    1/2-month period.

                                    In connection with any demand registration for an underwritten offering, Dylan will be entitled to select the managing underwriter or underwriters, subject to the reasonable consent of ABBA or ABBA-W, as the case may be, provided that with respect to any registration effected in connection with the technology default obligation contemplated by Section 15, ABBA or ABBA-W, as the case may be, will be entitled to select the managing underwriter or underwriters. ABBA and ABBA-W shall also have the right to approve the selection of underwriter's counsel, which approval will not be unreasonably withheld. If requested in connection with such an underwritten offering, ABBA or ABBA-W, as the case may be, will make appropriate members of its management reasonably available for assistance (but without unduly burdening such individuals or ABBA or ABBA-W, as the case may be) as part of the road show in support of such offering (it being understood that the reasonable level of such assistance will take into account the size of the offering and other relevant factors). ABBA or ABBA-W, as the case may be, will pay the expenses associated with any demand registration, except for underwriting fees, commissions and discounts and except for the fees and expenses of legal counsel to Dylan, provided that with respect to any registration effected in connection with the technology default obligation contemplated by Section 15, ABBA or ABBA-W, as the case may be, will pay the reasonable fees and expenses of Dylan's counsel.

                                    Dylan will not be able to demand
                                    registration at any time that it is
                                    prohibited from transferring the relevant securities pursuant to the transfer restrictions contained in Section 22, provided that Dylan may make a demand no earlier than one month prior to the expiration of the relevant transfer restriction for a registration that would become effective on or after the expiration of such transfer restriction.

        --    Loss of Demand        Dylan will be entitled to exercise demand
              Registration Rights   registration rights only if at the time of
                                    exercise of such demands Dylan (including its wholly owned subsidiaries) owns securities of ABBA or ABBA-W, as the case may be, that either have an aggregate fair market value of at least $1 billion or represent at least 2% of the outstanding economic interests in ABBA-W (prior to the Spin-off) or of the outstanding voting securities of ABBA-W (after the Spin-off).

21.     Timing                      The timing with respect to execution of
                                    definitive agreements
                                    and funding is set forth in the letter
                                    agreement to which this term sheet is
                                    attached.

22.     Transfer Restrictions       Except as set forth under "Securities"
                                    above, without the consent of ABBA or
                                    ABBA-W, as the case may be, Dylan will not Transfer to any third party any shares of New ABBA-W Tracking Stock, and, for a period of 18 months following the closing of the investment contemplated by this term sheet, any shares of Current ABBA-W Tracking Stock or ABBA-W Common Stock, it being understood that Dylan will be entitled to transfer any such shares to any directly or indirectly wholly owned subsidiary of Dylan so long as such subsidiary remains so and agrees with ABBA-W to itself be bound by the provisions to which Dylan will be bound pursuant to this term sheet. Notwithstanding the foregoing, Dylan may transfer shares of Current ABBA-W Tracking Stock or ABBA-W
                                    Common Stock prior to the expiration of 18 months following closing, subject to the other provisions of this Section 22, upon the occurrence of either of the following events without Dylan's prior written consent: (1) a sale of all or substantially all the assets of ABBA-W, or a merger, consolidation or similar business combination involving all or substantially all of the business of ABBA-W, other than any such transaction in which the holders of the economic interests in ABBA-W as of immediately prior to the consummation of such transaction continue to hold, directly or indirectly, at least two-thirds of such economic interests in ABBA-W or the successor corporation following such transaction, or (2) the acquisition or acquisitions (including by merger or other similar transaction) of any business or assets by ABBA-W (other than acquisitions of spectrum) if the consideration paid by ABBA-W with respect to all such acquisitions exceeds $25 billion. In addition, Dylan may tender shares of Current ABBA-W Tracking
                                    Stock or ABBA-W Common Stock, prior to the expiration of 18 months following closing, into a tender offer or exchange offer that is approved by the ABBA board or the ABBA-W board, as the case may be. Except as set forth in the next sentence, Dylan's rights under this term sheet will not be transferable to a transferee of any such shares, other than a transferee that is and remains a wholly owned subsidiary of Dylan
                                    (and has agreed with ABBA-W as contemplated above). Dylan may transfer registration rights to any transferee of more than $1 billion of ABBA-W securities from Dylan and may transfer one of its demand registration rights to any transferee of the Warrants
                                    (which shall apply only to registration of the Current ABBA-W Tracking Stock or ABBA-W
                                    Common Stock issuable upon exercise of the Warrants and not to the Warrants themselves, but shall apply even if the amount of registrable securities is less than the $500 million minimum contemplated by Paragraph
                                    20),
                                    provided that no such transfers will alter or enlarge ABBA or ABBA-W's aggregate registration obligations hereunder.

                                    Without ABBA's approval (prior to the
                                    Spin-off) or ABBA-W's approval (following the Spin-off), Dylan may not at any time transfer securities to any one person such that, after giving effect to the transfer, such person would beneficially own in excess of 6% of the outstanding ABBA-W tracking stock (before the Spin-off) or ABBA-W Common Stock (following the Spin-off); provided, that in the case of a transfer of shares to a person specified in Rule 13d-1(b)(1)(ii) under the Securities Exchange Act that would be eligible based on such person's status and passive intent with respect to the ownership, holding and voting of such shares to report such person's ownership on
                                    Schedule 13G, Dylan may transfer to such person up to a number of shares such that, after giving effect to the transfer, such person would not beneficially own in excess of 10% of the outstanding ABBA-W tracking stock (before the spin-off) or ABBA-W Common Stock (following the spin-off). As set forth in Annex A, any transfer of the Warrants will be subject to the foregoing restrictions (applied as if the transferee had fully exercised the transferred Warrants).

23.     Voting Provisions           Dylan agrees to be present at any meeting of
                                    stockholders at which directors are to be elected and to vote its securities with respect to the election of directors in accordance with one of the following (as determined by Dylan): (1) in favor of the slate of directors nominated by the board of directors, or (2) for, against or abstain with respect to each nominee for director in the same proportion as the votes of all stockholders other than Dylan and its affiliates. The foregoing shall not apply at any time that ABBA or ABBA-W, as the case may be, is not in compliance with its obligations under paragraph 9 to appoint or nominate Dylan nominee(s) to the board of ABBA or ABBA-W, as the case may be, or following the loss of all of Dylan's board rights.

24.     Standstill

        --    Initial 5-Year        Prior to the fifth anniversary of the
              Period                closing of the investment contemplated
                                    hereby, Dylan shall not, and shall not
                                    permit any of its controlled subsidiaries
                                    (which term will include, without
                                    limitation, each subsidiary and minority investment to whom Dylan has disclosed any non-public information concerning ABBA,
                                    ABBA-W, the MMS or the investment
                                    contemplated by this term sheet) or, when acting on behalf of Dylan or any of its controlled subsidiaries, its or their officers, directors, employees or agents
                                    (collectively, "affiliates") to, in any
                                    manner, whether publicly or otherwise,
                                    directly or indirectly,
                                    without the prior written consent of ABBA
                                    (to the extent related to ABBA or its
                                    securities, subsidiaries or assets) or
                                    ABBA-W (to the extent related to ABBA-W or its securities, subsidiaries or assets), (i) acquire, agree to acquire or make any public proposal to acquire, directly or indirectly, beneficial ownership of any voting securities or assets of ABBA or ABBA-W or the subsidiaries of either, except as described above under "Preemptive Right" or with respect to its conversion rights as described above under "Security" or with respect to the shares issued upon exercise of the Warrants; (ii) enter into or publicly propose to enter into, directly or indirectly, any merger or other business combination or similar transaction or change in control transaction involving ABBA or ABBA-W, or the subsidiaries of either; (iii) make, or in any way participate, directly or indirectly, in any "solicitation" of
                                    "proxies" (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any securities of ABBA or ABBA-W, or the subsidiaries of either; (iv) call, or seek to call, a meeting of the shareholders of ABBA or ABBA-W or initiate any shareholder proposal for action by shareholders of ABBA or ABBA-W; (v) bring any action or otherwise act to contest the validity of this standstill or seek a release of the restrictions contained herein, in each case in any manner that would require or lead to public disclosure thereof; (vi) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) that, with respect to any securities of ABBA or ABBA-W or any subsidiary of either, would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file a Statement on Schedule
                                    13D with the SEC as a "person" (within the meaning of Section 13(d)(3) of the Exchange
                                    Act); (vii) seek representation on the board of directors of ABBA or ABBA-W, other than any seat on the board of directors granted in the term sheet, or seek the removal of any directors from either such board or seek a change in size or composition of either such board (including, without limitation, by voting for any directors not nominated by the board of directors of ABBA or ABBA-W);
                                    (viii) enter into any discussions,
                                    negotiations, arrangements (whether written or oral) with any other Person with respect to any of the foregoing (other than action taken by a Director in his or her capacity as a member of the board of directors of ABBA or ABBA-W or taken by an employee of ABBA-W in the authorized course of such employment); (ix) disclose any intention, plan or arrangement inconsistent with the foregoing; (x) take, or solicit, propose to or agree with any other Person to take, any actions designed to, obtain, affect or change the control of the board of directors, senior executive management or voting equity of ABBA or ABBA-W (other than action taken by a Director in his or her capacity as a member of the board of directors of ABBA or ABBA-W and, with respect to the senior executive management of ABBA-W, as expressly contemplated hereunder); or (xi) advise, assist or encourage any other persons in connection with any of the foregoing.

                                    In the event Dylan's ultimate parent or any of its subsidiaries (other than Dylan and its controlled subsidiaries), or, when acting on behalf of such parent or subsidiaries, any affiliate thereof, takes any action of the types referred to in any of clauses (i) - (xi) of the previous sentence, then, without limiting any of its or their obligations under the previous sentence, Dylan and its controlled subsidiaries shall not, (A) with respect to any matter proposed or supported by Dylan's parent (or subsidiaries or affiliates) or any vote of ABBA or ABBA-W's stockholders related to or occurring as a result of any such action by Dylan's parent (or subsidiaries or affiliates), vote any of their ABBA or ABBA-W shares other than, at Dylan's election, either (1) as directed by the ABBA board of directors (before the Spin-off) or the ABBA-W board (after the Spin-off) or (2) in proportion to the votes cast by the stockholders who are not affiliated with Dylan or with Dylan's parent, and (B) with respect to any tender offer or other offer to purchase securities proposed or supported by Dylan's parent (or affiliates or subsidiaries), tender, offer, sell or transfer any of their ABBA or ABBA-W shares to the person making such offer without the prior written consent of the ABBA board of directors (before the Spin-off) or the ABBA-W board (after the Spin-off); provided, however, that Dylan may tender its shares into such a tender offer after (but only after) such time as all material conditions to such offer (including any financing condition and any condition with respect to removal of ABBA-W's rights plan or any other takeover protections) that are capable of being satisfied prior to expiration of the offer have been satisfied or irrevocably waived by the offeror; provided, further, that Dylan shall not, prior to such time, announce or disclose its intent to tender its shares into such offer following satisfaction or waiver of such conditions.

                                    Dylan agrees not to provide to Dylan's
                                    parent or its controlled subsidiaries
                                    (including as a result of any representation
                                    Dylan's parent may have on the Dylan board or in Dylan management) any non-public information concerning ABBA or ABBA-W or any of their respective subsidiaries or businesses obtained by Dylan as a result of its board, management or other rights hereunder or as a result of its investment in ABBA or ABBA-W.

                                    The foregoing restrictions will terminate with respect to ABBA-W and its subsidiaries if (a) a third party unaffiliated with ABBA-W commences a tender or exchange offer seeking to acquire 15% or more of ABBA-W's outstanding voting securities and ABBA-W does not (within 10 business days following such commencement) publicly recommend that its shareholders not accept such offer, (b) ABBA-W enters into a definitive agreement (or binding letter of intent) with a third party (or group of related parties) to effectuate a merger or consolidation with or sale of all or substantially all of its assets and properties to, any unaffiliated third party, unless immediately following such transaction the persons that immediately prior to such transaction held the ABBA-W Common Stock hold, directly or indirectly, at least 50% of the equity and at least 50% of the voting power of the entity surviving such merger or consolidation or to whom such assets will be transferred or (c) if ABBA-W enters into a definitive agreement (or binding letter of intent) providing for a sale by ABBA-W of ABBA-W securities, or a merger or consolidation, in either case that would result in any one person (or group of related persons) acquiring in excess of 35% of the voting power of ABBA-W outstanding after completion of such transaction; provided that (x) if the acquiror of the greater-than 35% block is subject to a standstill that restricts its ability to acquire more than its initial percentage of the voting power of ABBA-W or a majority of its board of directors (and such standstill is otherwise on substantially similar terms as this standstill or, to the extent such other terms are not substantially similar to this standstill, ABBA-W amends this standstill to make its terms substantially similar to such terms of the other standstill), then Dylan shall not be freed from the standstill restrictions (as so amended, if applicable) by virtue of this clause (c) unless and until the standstill restrictions on the acquiror lapse or are waived, and (y) anything in this clause (c) not withstanding, Dylan shall continue to be subject to each provision of the standstill to the extent such provision relates to the ability of Dylan to support, encourage, cooperate with, participate with or act as a group or in concert with the greater-than-35% acquiror with respect to the securities of ABBA-W or ABBA-W's board or management. In addition, the foregoing restrictions will terminate, with respect to ABBA and its subsidiaries and assets, but not with respect to ABBA-W and its subsidiaries and assets, on the second anniversary of the Spin-off.

        --    Post-Initial 5-Year   After the initial 5 year period, and for so
              Period                long as Dylan has the right to nominate a
                                    director, Dylan shall continue to be subject to the same standstill provisions except that Dylan shall be released from the standstill provisions on the 91st day after both of the following events have occurred:
                                    (1) all Dylan representatives on the ABBA board or the ABBA-W board shall have resigned and Dylan shall not have replaced any of them with new representatives, and
                                    (2) all other Dylan representatives or
                                    designees appointed to the management or any governance body or committee of ABBA-W
                                    (including under Sections 10 and 11 hereof) shall have resigned and shall not have been replaced with new Dylan representatives or designees. Immediately upon the resignation of all of Dylan's representatives or designees appointed to the management or any governance body or committee of ABBA-W
                                    (including under Sections 10 and 11 hereof) as contemplated by the foregoing clause (2),
                                    (a) Dylan shall be deemed to have
                                    irrevocably waived its rights to board
                                    representation and to designate any
                                    representatives or designees to the
                                    management or any governance body or
                                    committee hereunder (including under
                                    Sections 10 and 11 hereof), but shall not be deemed to have waived any rights it may have as a result of being a shareholder of ABBA-W, and (b) ABBA-W may take such action with respect to any other employees of, or persons providing service to, ABBA-W
                                    (including the MMS) in its sole discretion, including terminating or sequestering or separating such employees, without regard to the fact that any such persons may have been appointed or nominated by Dylan.
                                    Notwithstanding the foregoing, in the event the resignations contemplated by foregoing clauses (1) and (2) occur concurrently with the delivery by Dylan to ABBA or ABBA-W, as the case may be, of a notice to the effect that such resignations are not intended to commence the 90-day time-period for releasing Dylan from the standstill provisions and that Dylan intends to replace the individuals who have resigned, then such 90-day time period will not commence and the consequences set forth in the foregoing clauses (a) and (b) will not apply.

25.     Alliance Purpose            Dylan and ABBA-W (the "Alliance Partners")
                                    will form a mobile multimedia alliance (the
                                    "Alliance"). The Alliance represents the mutual commitment by the Alliance Partners to cooperate in operational and technological matters affecting the delivery of i-mode mobile multimedia services to subscribers, as well as the development and delivery of i-mode mobile multimedia content and applications.

                                    ABBA-W will form a wholly-owned and
                                    controlled subsidiary (the "MMS") that will be responsible for the development and commercialization of i-mode mobile multimedia content and applications over the ABBA-W network in the ABBA-W Home Territory.

                                    For purposes of this term sheet, "Home
                                    Territory" means the nation of Japan for Dylan. For ABBA-W, "Home Territory" means the United States, Canada and Mexico.

25A.    i-mode Mobile Multi-Media   To develop wireless internet access and
                                    related mobile multimedia applications and services from wireless phones and other wireless access devices based on Dylan's i-mode and multimedia expertise, experience, know-how and technology.

26.     Alliance Goals              1.   Achieve Synergies with ABBA-W's
                                         Mobility Division.  Develop and provide
                                         advanced data and multimedia services
                                         offerings that create and enhance
                                         customer loyalty and create new revenue
                                         sources for ABBA-W.

                                    2.   Accelerate the Growth of Mobile
                                         Multimedia Businesses.  Accelerate the
                                         growth of each Alliance Partner's
                                         existing mobile multimedia and data
                                         service businesses by utilizing each
                                         other's current and future technology,
                                         experience and know-how in their
                                         respective Home Territories.

26A.    Advisory Committee          Upon closing of the investment, ABBA-W and
                                    Dylan will establish a management advisory committee to assist and advise the MMS CEO.
                                    The committee will, among other things,
                                    assist the MMS CEO in reviewing and updating the MMS business plan and strategy. The parties anticipate that the committee will meet on a regular basis or as requested by the CEO. The composition and size of the advisory committee will be mutually agreed upon by ABBA-W and Dylan. Dylan will have significant (but not majority) representation on the committee.

26B.    MMS Senior Management       Dylan and ABBA-W will appoint a mutually
                                    satisfactory MMS CEO, who shall, as MMS CEO, be an ABBA-W employee and work in ABBA-W headquarters or such other location as may be determined for the MMS. ABBA-W will appoint an interim MMS CEO, following consultation with Dylan, to oversee and manage the initial activities of the MMS, or to manage the MMS during any periods of vacancy. Dylan and ABBA-W will use their commercially reasonable efforts to select a permanent CEO within 6 months after the investment is closed or within 6 months of the creation of any vacancy. The MMS CEO will have extensive experience and




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                                    background in with data related services or
                                    similar skills in the United States and be sufficiently familiar with US markets. In addition, Dylan shall have a right to appoint the CTO of the MMS, subject to ABBA-W's approval.

27.     Technology Evolution and    1.   Alliance Technology Commitments.
        Timing

                                         -   The Alliance Partners will pursue
                                             two mutually beneficial goals:
                                             (1) to enable users to access
                                             diverse HTML and x-HTML appli-
                                             cations and content on mobile
                                             wireless terminals, and (2) to
                                             jointly encourage terminal
                                             manufacturers to produce a variety
                                             of attractive and economical
                                             devices that are compatible with
                                             the following technology path:

                                         HDML/WML -> cHTML (as commercially
                                         reasonable in USA) -> xHTML/WAP-NG

                                         -   Dual Browser Handsets -- As an
                                             interim step toward xHTML/WAP-NG,
                                             the Alliance Partners will agree to
                                             jointly approach terminal
                                             manufacturers concerning the
                                             development, production and
                                             marketing of dual browser handsets,
                                             and will work jointly with
                                             manufacturers with respect to
                                             functions, specifications and
                                             design for such handsets.

                                         -   The Alliance Partners will
                                             work to adopting
                                             third-generation technology
                                             paths that target convergence
                                             upon worldwide standards for
                                             data and air interface
                                             protocols (i.e., WAP-NG and
                                             W-CDMA).

                                    2.   Technology Plan.

                                         -   After closing of the
                                             investment, the Alliance
                                             Partners will begin study on
                                             Dylan's service platform
                                             elements that may be of
                                             benefit to the MMS (e.g.,
                                             profiling engines, data
                                             warehouses, clickstream
                                             analysis).

                                         -   Dylan and ABBA-W will study
                                             the feasibility of
                                             accelerating the delivery to
                                             market of advanced devices and
                                             related technologies that can
                                             increase the growth and
                                             performance of ABBA-W and the
                                             MMS.




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


                                         -   Any business plan should be
                                             efficient and have a
                                             benefit/cost relationship that
                                             is positive in terms of
                                             economics and market position
                                             for ABBA-W.

28.     ABBA-W's Resources          1.   ABBA-W's multimedia resources that will
                                         be contributed to the MMS will include:

                                         -   PocketNet service, experience and
                                             personnel;

                                         -   Rights to current content, commerce
                                             and applications; and,

                                         -   Gateway, e-mail and related
                                             application servers.

                                    2.   Cash (up to $200M) sufficient to
                                         fund the business plan of the MMS
                                         to cash flow positive will be
                                         earmarked by ABBA-W from the
                                         proceeds of the investment.

 28A.   Dylan's Contributions       Dylan will among other things assist
                                    ABBA-W and the MMS in achieving the
                                    Alliance Goals by providing the MMS with information exchange opportunities and access to technology, know-how, and resources, including support in the categories outlined in part in Annex E.
                                    These contributions on the part of Dylan shall include:

                                         -   The exclusivity and
                                             non-compete agreement found in
                                             paragraph 31.

                                         -   Subject to mutual agreement by
                                             ABBA-W and Dylan based on MMS needs
                                             and resource availability, Dylan
                                             will second such employees to
                                             ABBA-W as may be mutually
                                             beneficial for the free exchange of
                                             information. The parties anticipate
                                             that Dylan will provide approxi-
                                             mately 2 to 3 employees for the
                                             initial two years following closing
                                             of the investment, approximately 3
                                             to 5 employees during the period of
                                             ABBA-W's 3G deployment, and 2 to 3
                                             employees thereafter.  The ultimate
                                             number of Dylan secondees each year
                                             shall be determined by the advisory
                                             committee.  Dylan will also accept
                                             up to two employees from ABBA-W to
                                             work in Tokyo with Dylan's gateway,
                                             mobile multimedia, or other
                                             appropriate division in the Tokyo
                                             region.  Dylan will commit to
                                             credit $1.0M per year to cover the
                                             cost of Dylan secondees to ABBA-W,
                                             and the parties have agreed to
                                             discuss whether such amount would
                                             also cover ABBA-W employees
                                             exchanged to Dylan.  The parties
                                             also agree to use commercially




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


                                             reasonable efforts to set up
                                             regular meetings to facilitate
                                             transfer of know-how.  The
                                             qualifications of Dylan
                                             personnel available for secondment
                                             will be provided to ABBA-W for
                                             consideration as opportunities
                                             arise for placement within the MMS;

                                         -   Handset specifications and
                                             development expertise and
                                             influence;

                                         -   Standardization influence;

                                         -   i-mode experience, such as
                                             negotiations with content
                                             providers; and

                                         -   Licenses to all Dylan know-how,
                                             technology and intellectual
                                             property rights related to i-mode
                                             and mobile multimedia services (up
                                             to and including 3G) as it is
                                             developed; sole use of the i-mode
                                             brand in the USA, and other know-
                                             how developed for mobile multimedia
                                             services. It is understood, for
                                             purposes of clarification, that
                                             "i-mode and mobile multimedia
                                             technology (up to and including
                                             3G)" as used herein includes mobile
                                             Internet gateway designs, and user
                                             interface designs, but does not
                                             include technology which solely
                                             relates to 3G network architecture
                                             and infrastructure, which will be
                                             subject to separate negotiations
                                             based upon commercially reasonable
                                             licensing terms and conditions.

 29.    MMS Business Plan           1.   The parties will use commercially
                                         reasonable efforts to establish the MMS
                                         within 3 months of the closing of the
                                         investment.

                                    2.   Following closing of the
                                         investment, a business strategy
                                         and plan for the first 18 months
                                         of operations will be prepared in
                                         consultation with Dylan. The
                                         business plan will be updated as
                                         appropriate in light of changing
                                         business dynamics and business
                                         needs.

                                    3.   Subject to the business plan in
                                         effect from time to time, it is
                                         anticipated that MMS will have
                                         responsibility for ABBA-W's mobile
                                         multimedia business, such as:

                                         -   Mobile Internet server operation;

                                         -   Application/service deployment,
                                             including streaming of music and
                                             video and e-commerce applications;

                                         -   Negotiations with content
                                             providers;

                                         -   Terminal functions planning,
                                             design and specifications in
                                             conjunction with ABBA-W's
                                             mobile services division;

                                         -   Development of operational and
                                             technical standards in conjunction
                                             with ABBA-W's mobile services
                                             division; and

                                         -   Brand development for the MMS.

30.     Termination                 All obligations of the parties with respect
                                    to the Alliance may be terminated by either
                                    Dylan or ABBA-W if Dylan's interest in
                                    ABBA-W is less than 10% (or 8% if Dylan owns at least 10/16 of its original number of ABBA-W shares) for a period of least 90 days, except that Dylan's non-compete obligations (set forth in Section 31) shall continue for one full year after termination and all Dylan technology and IPR licenses shall continue for 18 months after termination.

                                    In the event that Dylan's interest in ABBA-W is less than the percentages noted above due to exercise of its rights to cause ABBA-W to repurchase Dylan's interest as described in "Date of Spin-off" under paragraph 3, or in paragraph 15, or due to redemption of Dylan's interest as described in "Conversion/Redemption" under paragraph 3, all obligations of the Alliance Partners with respect to the Alliance will terminate at the end of the 90-day period referenced above.

                                    In the event that Dylan ceases to provide access to i-mode and mobile multimedia technology on the basis and as described in paragraph 28A, ABBA-W may terminate all obligations of the Alliance Partners with respect to the Alliance.

31.     Exclusivity and             See Annex F.
        Non-Competition

32.     Other Operational           The following principles would be
        Cooperation                 memorialized in separate definitive
                                    agreements:

                                    Dylan and ABBA-W will each recognize the other party as its primary and preferred operating partner for mobile wireless services in the other party's home territory. Specific areas of operational cooperation by Dylan and ABBA-W will include:

                                         -   Roaming. Dylan and ABBA-W will,
                                             subject to technical and commercial
                                             feasibility, each recognize the
                                             other party as its primary and
                                             preferred roaming partner in the
                                             other party's home territory
                                             service area, subject to both
                                             parties'




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                                             existing roaming arrangements
                                             and agreements as of the date
                                             hereof. Nothing contained herein
                                             shall provide either party with any
                                             rights that would conflict with
                                             such existing roaming agreements
                                             for so long as such existing
                                             roaming agreements remain in
                                             effect.  Dylan and ABBA-W shall use
                                             commercially reasonable efforts to
                                             negotiate in good faith roaming
                                             arrangements with each other on
                                             reciprocal terms no less favorable
                                             than those provided to similar
                                             wireless providers; provided that
                                             such arrangements shall not in any
                                             way conflict with either party's
                                             existing roaming agreements.
                                             Nothing contained herein shall be
                                             deemed to create any obligation of
                                             exclusivity between Dylan and
                                             ABBA-W with respect to their
                                             roaming agreements in each
                                             other's home territory.

                                         -   Joint-Marketing Programs and
                                             Offers.  Dylan and ABBA-W will make
                                             commercially reasonable efforts to
                                             cooperate in designing, to the
                                             extent commercially feasible,
                                             programs and offers that market and
                                             provide mobile wireless services
                                             that are intended to extend from
                                             one party's home territory into the
                                             other party's home territory.  The
                                             sharing of customer information
                                             will be subject to such limitations
                                             as may be imposed by applicable law
                                             and regulation.

                                         -   Major Account Services.  Dylan and
                                             ABBA-W will both participate, to
                                             the extent commercially feasible,
                                             in programs that will enable each
                                             to provide differentiated services
                                             to major customers with global
                                             mobile wireless telecommunication
                                             needs in the United States and
                                             Japan.  Such programs will include
                                             ABBA-W's Worldview program, which
                                             allows large business customers to
                                             receive monthly consolidated
                                             reports covering wireless usage in
                                             relevant territories.




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